Exhibit 99.1

ANDREW CORPORATION REPORTS

FIRST QUARTER FISCAL 2007 RESULTS

First Quarter Fiscal 2007 Highlights

•	Total sales increased 1% to $522 million, compared to the prior year first quarter, a record first fiscal quarter for the company

•	Wireless Infrastructure sales increased 3% to $499 million, total orders increased 2%, and ending backlog is 25% higher compared to the prior year first quarter

•	Gross margin of 23.3%, compared to 22.7% in the prior year first quarter

•	Net loss of $0.02 per share, including $0.10 per share of significant expense items

•	EMS Wireless acquisition for $50 million in cash closed on December 1, 2006

•	Repurchased 1 million shares of common stock at an average price of $10.09 per share

WESTCHESTER, IL, February 1, 2007 – Andrew Corporation, a global leader in communications systems and products, today reported total sales of $522 million and a net loss of $2.5 million, or $0.02 per share for the first quarter fiscal 2007. The company recorded a tax rate for the quarter of 121%, which was significantly higher than anticipated. The higher tax rate was due to losses in the United States and Italy, for which the company recorded no current tax benefit. Net income for the prior year first quarter was $14.8 million, or $0.09 per share.

“Andrew achieved improved results in sales and gross margins despite the very challenging spending environment among original equipment manufacturers (OEMs) and North American operators, driven primarily by consolidation,” said Ralph Faison, president and chief executive officer, Andrew Corporation. “Even with our revenue pressured by external factors, we generated a year over year increase in gross margin, and believe this demonstrates that our focus on operational improvement is starting to materialize. Due to losses in the quarter in both the U.S. and Italy for which we could not record a tax benefit, we had an unusually high tax rate. We anticipate that as our U.S. business returns to profitability, we expect to see a much improved tax rate for the overall year.

“Andrew remains confident that the long-term demand for our wireless infrastructure products and solutions is robust despite short-term disruptions that are negatively impacting our industry. We anticipate a return to normal spending patterns by our customers as we approach the second half of our fiscal year. With our globally diversified customer base and portfolio of complete radio frequency (RF) products and solutions, we believe Andrew will benefit from growth in the wireless industry.”

The following table is a summary of significant items impacting the comparability of earnings per share amounts for the fiscal quarters ended December 31, 2006 and December 31, 2005. The per share impact of items for the current quarter is calculated on a pre-tax basis, as no tax benefit was recognized. There were approximately 157 million diluted shares outstanding during the quarter. For the prior year first quarter, an effective tax rate on operations of 30.0% was used and there were approximately 178 million diluted shares outstanding.

Summary of Significant (Expense) Income	Fiscal Quarter Ended December 31,
Items Impacting Results	2006	2005
Intangible Amortization	$(0.04)	$(0.02)
Restructuring Charges	(0.04)	—
Litigation Expenses	(0.01)	—
Provision for Quality Matter	(0.01)	—
Loss on Sale of Assets	—	(0.01)

Sub-Total	(0.10)	(0.03)

Repatriation Benefit	—	0.01

Total	$(0.10)	$(0.02)

FIRST QUARTER FINANCIAL SUMMARY

Wireless Infrastructure sales increased 3% to $499 million versus the prior year first quarter due to strong demand for antenna and cable products and the implementation of price increases on cable products which were partially offset by weaker sales of active products, primarily to OEM customers. Total orders of $491 million increased 2% from the prior year first quarter due mainly to a 3% increase in Wireless Infrastructure orders. Ending backlog was 25% higher at $289 million compared to the prior year first quarter.

Gross margin was 23.3%, compared with 22.6% in the prior quarter and 22.7% in the prior year first quarter. Gross margin increased versus the prior quarter and prior year first quarter due mainly to the solid performance by antenna and cable products and price increases on cable products, which were partially offset by a significant decline in sales of base station components to certain OEMs affected by consolidation.

Operating income for the quarter was $15.9 million, or 3.1% of sales, compared to $21.3 million, or 4.1% of sales in the prior year first quarter. Excluding significant items, operating income for the quarter was $30.7 million, or 5.9% of sales compared to $27.3 million, or 5.3% of sales in the prior year first quarter.

Research and development expenses were $27.3 million, or 5.2% of sales, in the first quarter, down from $28.0 million, or 5.4% of sales, in the prior year first quarter. Sales and administrative expenses increased to $66.0 million, or 12.6% of sales, in the first quarter, compared to $61.7 million, or 12.0% of sales, in the prior year first quarter. Sales and administrative expenses increased in absolute dollars and as a percentage of sales due mainly to costs associated with supporting sales growth in emerging markets, developing direct-to-carrier channels and increased legal expenses for litigation related to intellectual property.

Intangible amortization increased to $5.9 million in the first quarter, compared to $5.1 million in the prior year first quarter, primarily due to a $1.2 million charge related to an acquired intangible asset that was impaired during the quarter.

Other expenses increased to $3.8 million in the first quarter, compared to $2.7 million in the prior year first quarter, due primarily to foreign exchange losses.

The reported tax rate for the first quarter was 121%, due primarily to losses and restructuring charges in the United States and Italy for which the company cannot record current tax benefits. The company currently anticipates the full year tax rate will be in the range of 40% to 42%. The concentration of significant losses and restructuring charges in countries for which the company cannot record current tax benefits in the first quarter resulted in a higher tax rate for the quarter than is anticipated on a full year basis. Due to these losses, the tax rate for the quarter increased versus a reported rate of 19.9% in the prior year first quarter, which included a $1.9 million tax benefit related to repatriation of foreign earnings.

Average diluted shares outstanding decreased to approximately 157 million from approximately 178 million in the prior year first quarter primarily due to the accounting treatment for the company’s outstanding convertible debt. Additionally, the company repurchased 1.0 million shares of common stock during the quarter at an average price of $10.09, including commissions and fees. The company repurchased 3.4 million shares over the last two quarters and has approximately 6.4 million of additional shares available for repurchase under an existing authorized repurchase program.

The top 25 customers represented 69% of sales compared to 68% in both the prior quarter and in the prior year first quarter. Major OEMs accounted for 41% of sales compared to 41% in the prior quarter and 38% in the prior year first quarter. Ericsson represented more than 10% of the company’s sales for the quarter and Siemens represented more than 5% of the company’s sales for the quarter.

RESULTS BY MAJOR REGION AND REPORTING SEGMENT

	Fiscal Quarter Ended December 31,
Sales by Region ($ in millions)	2006	2005	% Change	% Total
Americas	$249	$298	(16)	47
Europe, Middle East, Africa (EMEA)	171	152	13	33
Asia Pacific	102	65	57	20

Total	$522	$515	1%	100%

Sales in the Americas decreased 16% versus the prior year first quarter due mainly to a reduction in spending by certain North American operators and OEM customers who were in the process of consolidating during the quarter. The decline in North America was partially offset by increased sales in Latin America. EMEA increased 13% from the prior year first quarter due mainly to the impact of Precision Antennas, which was acquired in April 2006, and a favorable impact from foreign exchange rates. Asia Pacific increased 57% versus the prior year first quarter due mainly to robust demand in India, China and Indonesia for Antenna and Cable Products supporting network expansions.

“Obviously, this was a difficult quarter in North America with several external factors impacting our performance,” said Faison. “However, our geographic diversity is a great advantage and that helped us generate growth in the quarter. We continued to experience strong demand for our products in the emerging markets including Latin America and Asia Pacific, specifically India, where handset and subscriber growth is high and wireless networks are being deployed rapidly. With the opening of our new, larger, state-of-the-art facility in Goa, India, we are strategically positioned to better serve customers in this important market.”

As previously announced, the company has restructured its five product businesses into two operating groups, Wireless Network Solutions and Antenna and Cable Products, in order to reflect the distinct markets these groups serve and to leverage the many opportunities for collaboration and efficiencies in supporting global customers. Since the management reporting and operational structure of the two new groups is still evolving, the company continued to report its results using the five reporting segment structure in place at the end of fiscal 2006.

	Fiscal Quarter Ended December 31,
Sales by Segment ($ in millions)	2006	2005	% Change	% Total
Antenna and Cable Products	$340	$291	17	65
Satellite Communications	23	29	(21)	4

Total Antenna and Cable	363	320	13	69

Base Station Subsystems	90	124	(27)	17
Network Solutions	19	22	(14)	4
Wireless Innovations	50	49	2	10

Total Wireless Network Solutions	159	195	(18)	31

Total	$522	$515	1%	100%

Antenna and Cable Products increased 17% versus the prior year first quarter due mainly to the implementation of cable surcharges and price increases, strong demand in Latin America, EMEA and Asia Pacific across most product lines, and the impact from the acquisition of Precision Antennas. Satellite Communications declined 21% due mainly to reduced sales of earth station antennas to consumer satellite service providers and lower direct-to-home satellite products sales. The prior year first quarter included substantial earth station antenna sales to consumer satellite service providers for gateways under a contract that ended in the fiscal 2006 first quarter. Base Station Subsystems sales decreased 27% versus the prior year first quarter due primarily to weakness in base station component sales to certain OEM customers. Network Solutions declined 14% versus the prior year first quarter due mainly to a decline in E-911 geolocation equipment sales in North America. In addition, the company experienced continued revenue recognition delays in the first quarter for certain international geolocation sales due to ongoing network acceptance testing. Wireless Innovations increased 2% due mainly to strong repeater sales, which were partially offset by lower systems integration project revenues.

	Fiscal Quarter Ended December 31,
Operating Income (Loss) by Segment ($ in millions)	2006	2005
Antenna and Cable Products	$62	$43
Satellite Communications	(4)	(3)

Total Antenna and Cable	58	40

Base Station Subsystems	(20)	3
Network Solutions	(1)	2
Wireless Innovations	14	9

Total Wireless Network Solutions	(7)	14

Sub-Total	$51	$54

Unallocated Sales and Administrative Costs	(29)	(27)
Intangible Amortization	(6)	(5)
Loss on Sale of Assets	—	(1)

Total Operating Income	$16	$21

Antenna and Cable Products operating income increased due mainly to a 17% increase in segment sales, a benefit from implementation of surcharges and price increases on certain cable products and the impact from the acquisition of Precision Antennas, partially offset by higher commodity costs. Satellite Communications operating loss increased versus the prior year first quarter due mainly to a 21% decline in sales. Satellite Communications operating performance improved sequentially due to improved gross margins. Base Station Subsystems operating income decreased versus the prior year first quarter due mainly to weakness in base station component sales to certain OEM customers. Fixed costs on lower volume as well as higher inventory provisions for the filter supply chain transition also contributed to the operating loss. Base Station Subsystems operating loss included a restructuring charge of $5.6 million, primarily attributable to severance costs associated with the previously announced headcount reduction in Italy for the filter product line. The company also recorded a charge of $1.5 million during the quarter for a product quality matter involving a specific OEM customer. During the first quarter, the company made continued progress towards relocating its high-volume filter product line manufacturing to Elcoteq and expects this transition to be complete by the second half of fiscal 2007. Network Solutions operating income declined versus the prior year first quarter due mainly to a decline in E-911 geolocation equipment sales in North America. Wireless Innovations operating income increased versus the prior year first quarter due mainly to modest sales growth, improved gross margin and better revenue mix.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

Cash used in operations was $26.5 million in the first quarter, compared to cash used in operations of $1.8 million in the prior year first quarter. Cash used in operations increased compared to the prior year first quarter due to the net loss and increased working capital requirements. Accounts receivable were $535 million and days’ sales outstanding (DSOs) were 89 days at December 31, 2006, compared to $558 million and 80 days at September 30, 2006. The increase in DSOs in the current quarter was primarily attributable to the geographic mix of sales. Inventories were $427 million, including $14 million acquired from EMS, and inventory turns were 3.8x at December 31, 2006, compared to $388 million and 4.8x at September 30, 2006. Inventories increased and inventory turns declined compared to the prior quarter due to lower sales and the anticipated build-up of inventories in advance of the moves to two new cable manufacturing facilities.

Capital expenditures increased to $20.0 million in the first quarter compared to $12.3 million in the prior year quarter primarily due to construction costs for the new cable manufacturing facilities in Goa, India, which opened during the quarter, and in Joliet, Illinois, which is scheduled for completion in the company’s fiscal 2007 third quarter.

Cash and cash equivalents were $100 million at December 31, 2006, compared to $170 million at September 30, 2006. Cash and cash equivalents decreased from the prior quarter due mainly to the increase in cash used in operations, the EMS Wireless acquisition and the repurchase of 1 million shares of common stock.

Total debt outstanding and debt to capital were $386 million and 20.3% at December 31, 2006, compared to $346 million and 18.7% at September 30, 2006. Debt to capital increased primarily due to increased borrowings to finance a portion of the acquisition of EMS Wireless and additional working capital requirements.

The balance sheet includes approximately $14 million of net assets held for sale, primarily related to the recently announced PCT/Andes Industries strategic alliance, which the company expects to close prior to the end of the fiscal second quarter 2007. “Our expanded strategic relationship with PCT International and Andes Industries demonstrates our ongoing commitment of seeking faster avenues to profitable growth,” said Faison. “In addition, we continue to evaluate underperforming product lines and ways to enhance our products and solutions. We closed our acquisition of EMS Wireless during the first quarter and are optimistic about the strategic and financial benefits it brings to Andrew.”

“As the year progresses, we expect cash flow generation to improve, particularly in our seasonally stronger second half of the fiscal year,” said Marty Kittrell, executive vice president and chief financial officer.

FISCAL 2007 OUTLOOK

The company has updated its annual guidance for fiscal year 2007, due to the reduced spending environment caused by OEM and North American operator consolidation and a revised effective tax rate forecast for the year.

Sales are anticipated to range from $2.20 billion to $2.325 billion, excluding any further significant rationalization of product lines or significant acquisitions. The company continues to believe that it could experience more variability in sales in the first half of fiscal 2007, due to historical sales seasonality and ongoing consolidation of OEMs and volatility in capital expenditures by key North American operators. The company expects gross margin expansion of at least 100 basis points for the full year.

At December 31, 2006, the company had fixed price purchase commitments that covered approximately 12.3 million pounds of copper. The company expects to purchase approximately 39 million additional pounds of copper for the remainder of fiscal 2007.

The company currently anticipates the effective tax rate for the year will be in the range of 40% to 42%, based on the anticipated full year results. The reported tax rate for future quarters may be volatile due to the geographic mix of earnings and losses. The company expects that substantial improvement in the tax rate should occur in the second half of fiscal 2007, based on historical trends and anticipated higher levels of earnings and/or reduced losses in the United States and Italy.

Based on the revised revenue guidance and current anticipated tax rate, GAAP earnings per share are now anticipated to range from $0.34 to $0.42 for the full year, including estimated intangible amortization expense of approximately $0.10 per share, estimated restructuring charges of approximately $0.08 per share, litigation expenses of approximately $0.01 per share, provision for a quality matter of approximately $0.01 per share, and an anticipated gain of approximately $0.06 per share related to the sale of the second of two parcels of land that comprise the Orland Park, Illinois manufacturing facility. These items are calculated on a pre-tax basis, as no tax benefit or expense is expected to be recognized for these items for the year. Excluding these items, non-GAAP earnings per share are now anticipated to range from $0.48 to $0.56 for the full year.

Attached to this news release is preliminary unaudited financial information for the first quarter fiscal 2007.

CONFERENCE CALL WEBCAST

Andrew Corporation will host a conference call to discuss its first quarter fiscal 2007 financial results on Thursday, February 1, 2007, at 8:00 a.m. CT. Investors can participate via a live webcast over the Internet at www.andrew.com. An audio replay of the conference call will be made available for 60 days following the event.

ABOUT ANDREW

Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P MidCap 400 company founded in 1937.

FORWARD-LOOKING STATEMENTS

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would”, “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook” or “continue,” the negative of these terms or other similar expressions and include, among others, statements in the introduction and statements under the captions “First Quarter Financial Summary”, “Balance Sheet and Cash Flow Highlights” and “Fiscal 2007 Outlook”. Forward-looking statements are based on currently available information and involve risks, uncertainties and assumptions, many of which are beyond the company’s control, which could cause actual results to differ materially from those expected. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers and other business factors. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which is incorporated herein by reference, and elsewhere in reports that the company files or furnishes with the SEC. The company cannot guarantee future results, levels of activity, performance or achievement. Recognize these forward-looking statements for what they are; do not rely on them as facts. This release speaks only as of its date, and the company disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

NON-GAAP FINANCIAL MEASURES

This news release contains certain non-GAAP financial measures, which are financial measures of Andrew’s performance that exclude or include amounts thereby differentiating these measures from the most directly comparable amounts presented in the financial statements that are calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP). Andrew believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of supplemental information used by management in its financial and operational decision making. Below are reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP measures.

	Fiscal Quarter Ended December 31,
	2006	2005
Reported GAAP Diluted Net (Loss) Income per Share	$(0.02)	$0.09
Intangible Amortization	0.04	0.02
Restructuring Charges	0.04	0.00
Litigation Expenses	0.01	—
Provision for Quality Matter	0.01	—
Loss on Sale of Assets	—	0.01
Repatriation Benefit	—	(0.01)

Total Items	0.10	0.02

Adjusted (non-GAAP) Diluted Net Income per Share	$0.08	$0.11

The following table shows the Company’s reconciliation of GAAP to non-GAAP operating income for the fiscal quarter ended December 31, 2006 and December 31, 2005.

	Fiscal Quarter Ended December 31,
($ in thousands)	2006	2005
Reported GAAP Operating Income	$15,943	$21,264
% of Sales	3.1%	4.1%
Intangible Amortization	5,871	5,119
Restructuring Charges (benefit)	6,527	(501)
Litigation Expenses	1,040	—
Provision for Quality Matter	1,500	—
(Gain) Loss on Sale of Assets	(185)	1,461

Adjusted (non-GAAP) Operating Income	$30,696	$27,343
% of Sales	5.9%	5.3%

The following table shows the Company’s reconciliation of GAAP to non-GAAP estimated earnings per share for the fiscal year ending September 30, 2007.

Forward-Looking Fiscal Year Ended September 30, 2007
Estimated GAAP Earnings Per Share	$0.34 to $0.42
Adjustments:
Estimated Intangible Amortization Expense	$0.10
Estimated Restructuring Charges (1)	$0.08
First Quarter Litigation Expenses	$0.01
First Quarter Provision for Quality Matter	$0.01
Anticipated Gain on Sale of Land (2)	$(0.06)

Estimated Non-GAAP Earnings Per Share (excluding the above items)	$0.48 to $0.56

(1)	Primarily related to the restructuring of the filter product supply chain.

(2)	Related to the sale of the second of two parcels of land that comprises the Orland Park, Illinois manufacturing facility.

END

Investor Contact:

Lisa Fortuna, Andrew Corporation

+1 (708) 236-6507 or

lisa.fortuna@andrew.com

News Media Contact:

Rick Aspan, Andrew Corporation

+1 (708) 236-6568 or publicrelations@andrew.com

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31
	2006	2005
Sales	$522,185	$514,699
Cost of products sold	400,694	397,693

Gross Profit	121,491	117,006
Operating Expenses
Research and development	27,309	27,959
Sales and administrative	66,026	61,704
Intangible amortization	5,871	5,119
Restructuring	6,527	(501)
(Gain) Loss on sale of assets	(185)	1,461

	105,548	95,742
Operating Income	15,943	21,264
Other
Interest expense	4,123	3,769
Interest income	(1,265)	(881)
Other expense (income), net	899	(154)

	3,757	2,734

Income Before Income Taxes	12,186	18,530
Income taxes	14,733	3,687

Net (Loss) Income	$(2,547)	$14,843

Basic & Diluted Net (Loss) Income per Share	$(0.02)	$0.09

Average Shares Outstanding
Basic	157,071	160,210
Diluted	157,071	178,140
Orders Entered	$490,602	$481,345
Total Backlog	$289,296	$231,844

PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31 2006	September 30 2006
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$100,373	$169,609
Accounts receivable, less allowances (Dec. 2006 - $7,888; Sept. 2006 - $ 7,112)	535,022	557,834
Inventories	426,982	388,296
Other current assets	50,899	37,282
Assets held for sale	19,164	—

Total Current Assets	1,132,440	1,153,021
Other Assets
Goodwill	916,484	882,666
Intangible assets, less amortization	41,963	47,205
Other assets	60,812	62,018
Property, Plant and Equipment
Land and land improvements	23,378	22,578
Buildings	168,497	160,244
Equipment	585,733	566,482
Allowance for depreciation	(505,474)	(485,293)

	272,134	264,011

TOTAL ASSETS	$2,423,833	$2,408,921

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$266,529	$324,295
Accrued expenses and other liabilities	134,413	115,952
Compensation and related expenses	49,135	60,596
Restructuring	9,892	6,167
Income tax payable	9,419	5,433
Notes payable and current portion of long-term debt	108,603	55,443
Liabilities held for sale	4,951	—

Total Current Liabilities	582,942	567,886
Deferred Liabilities	46,806	43,382
Long-Term Debt, less current portion	277,848	290,378
SHAREHOLDERS' EQUITY
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 162,476,513 shares issued at Dec. 31. 2006 and Sept. 30, 2006, including treasury)	1,625	1,625
Additional paid-in capital	684,371	684,868
Accumulated other comprehensive income	55,679	37,743
Retained earnings	833,751	836,298
Treasury stock, at cost (5,901,410 shares at Dec. 31, 2006 and 5,215,977 shares at Sept. 30, 2006)	(59,189)	(53,259)

Total Shareholders’ Equity	1,516,237	1,507,275

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,423,833	$2,408,921

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended December 31
	2006	2005
Cash Flows from Operations
Net (Loss) Income	$(2,547)	$14,843
Adjustments to Net Income
Depreciation	14,267	13,860
Amortization	5,871	5,119
Gain on sale of assets and other	(185)	(28)
Restructuring costs	3,725	(1,360)
Stock based compensation	2,716	2,097
Change in Operating Assets / Liabilities
Accounts receivable	39,177	2,429
Inventories	(18,421)	(14,002)
Other assets	(21,633)	(3,756)
Accounts payable and other liabilities	(49,484)	(20,983)

Net Cash Used for Operations	(26,514)	(1,781)
Investing Activities
Capital expenditures	(19,962)	(12,346)
Acquisition of businesses, net of cash acquired	(49,626)	—
Investments	—	(1,722)
Proceeds from sale of property, plant and equipment	390	1,238

Net Cash Used for Investing Activities	(69,198)	(12,830)
Financing Activities
Long-term debt payments	(25,736)	(6,920)
Notes payable borrowings (payments), net	59,594	16,138
Payments to acquire treasury stock	(10,089)	(17,600)
Stock purchase and option plans	—	3

Net Cash From (Used for) Financing Activities	23,769	(8,379)
Effect of exchange rate changes on cash	2,707	(2,390)

Change for the Period	(69,236)	(25,380)
Cash and Equivalents at Beginning of Period	169,609	188,780

Cash and Equivalents at End of Period	$100,373	$163,400